                     U.S. SECURITIES AND EXCHANGE COMMISION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
   17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                       the Investment Company Act of 1940

1.       Name and Address of Reporting Person*

         Edelson         Martin             Robert
         (Last)         (First)             (Middle)

         7400 Coventry Way
         (Street)

         Edina                     MN              55439-2608
         (City)                  (State)           (Zip)

2.       Date of Event Requiring Statement (Month/Day/Year)

         January 22, 2001

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

         N/A

4.       Issuer Name and Ticker or Trading Symbol

         NVID International, Inc. (NVID)

5.       Relationship of Reporting Person to Issuer
         (Check all applicable)

         [X]  Director                            [_]  10% Owner
         [ ]  Officer (give title below)          [_]  Other (specify below)

6.       If Amendment, Date of Original (Month/Day/Year)

7.       Individual or Joint/Group Filing  (Check applicable line)

         [X]  Form Filed by One Reporting Person

         [_]  Form Filed by More than One Reporting Person

         Table I -- Non-Derivative Securities Beneficially Owned

                                                Ownership Form;     Nature of Indirect
         Title of     Amt. of Securities        Direct (D) or       Beneficial
         Security     Beneficially Owned        Indirect (I)        Ownership

         Common       50,000                    D                   N/A

         Table II -- Derivative Securities Beneficially Owned
         (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

Title of      Date Exercisable  Title and Amt.    Conversion    Ownership    Nature
Derivative    and Expiration    of Securities     or Exercise   Form of      of Indirect
Security      Date              Underlying        Price of      Derivative   Beneficial
                                Derivative        Derivative    Security     Ownership
                                Securities        Security

      N/A

                       /s/ M. Robert Edelson               April 12, 2001
                       Signature of Reporting Person       Date